Citi Institutional Liquid Reserves
Results of a Special Meeting of Shareholders
On October 21, 2005 a Special Meeting of Shareholders was held for the following purposes:
1) to approve a new management agreement and 2) to elect
Trustees. The following
table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of
Shareholders.
1. Approval of New Management Agreement

Item Voted On
New Management Agreement
				Voted				Broker
		Voted For 	Against		Abstentions 	Non-Votes
 		13,763,954,578	3,937,468       22,775,529      4,382,934,310

2. Election of Trustees1
Votes
Nominees:			Votes			 For Against
Elliott J. Berv			20,827,768,469.850	 382,072,043.200
Donald M. Carlton 		20,827,768,774.850	 382,071,738.200
A. Benton Cocanougher		20,827,768,774.850	 382,071,738.200
Mark T. Finn 			20,829,314,668.160	 380,525,844.890
Stephen Randolph Gross		20,827,768,774,850	 382,071,738.200
Diana R. Harrington 		20,826,756,929.850	 383,083,583.200
Susan B. Kerley			20,827,768,774.850	 382,071,738.200
Alan G. Merten 			20,828,303,128.160	 381,537,384.890
R. Richardson Pettit 		20,827,768,774.850 	 382,071,738.200
R. Jay Gerken 			20,827,768,774.850	 382,071,738.200

1 Trustees are elected by the shareholders of all of the series of the Trust including the Fund.